Exhibit 99.2

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

CEVA, INC.

Third Quarter 2018 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and

Yaniv Arieli, Chief Financial Officer

Nov 8, 2018

8:30 AM Eastern

Good morning everyone and welcome to CEVA’s third quarter 2018 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer of CEVA, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the third quarter and provide general qualitative data. Yaniv will then cover the financial results for the third quarter and also provide qualitative data for the remainder of 2018.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include our financial guidance for fourth quarter and full year 2018; optimism about a strong momentum and CEVA’s ability to capitalize on trends associated with wireless-based connectivity and NB-IoT products and 5G, healthy licensing environment and demand for CEVA’s products; optimism about sustained growth in non-handset basebands product lines and customer production ramp ups; and positive forecasts from IC Insights and Ericsson Mobility. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include the ability of the CEVA signal processing IPs for smarter, connected devices to continue to be strong growth drivers for us; the traction with edge technology for AI; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance and offset the maturity of the handset market; the speed and extent of the expansion of the 5G network and wireless connectivity, AI, LTE-IoT and IoT space generally; our ability to execute more broad portfolio license agreements; and customers’ ramp-up schedules and the impact on royalty revenues. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

In addition to the financial results prepared in accordance with generally accepted accounting principles, or GAAP, we will also present certain non-GAAP financial measures today. CEVA’s management believes that in addition to using GAAP results in evaluating our business, it also can be useful to review results using certain non-GAAP financial measures. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with their most direct comparable GAAP financial results, which can be found in the earnings press releases issued today.

A copy of today’s press release for the quarter ended September 30, 2018, and the related financial tables and management commentary, which were included in our Current Report on Form 8-K filed today, also can be found on the investor relations portion of our website.

Before handing the call over to Gideon, I would like to remind you that CEVA adopted the new revenue accounting standard known as ASC 606 as of January 1, 2018. Under the new standard, our royalty revenue represents what our customers shipped during the third quarter of 2018, or our best estimates for such shipments. The numbers stated on this call for the third quarter are based on ASC 606 unless otherwise stated. However, as our Q3 2018 financial results are not directly comparable to our Q3 2017 financial results, which were reported under the old revenue accounting standard known as ASC 605, we also will provide you on today’s call our Q3 2018 financial results as reported under ASC 605 to allow for an “apples to apples” comparison on a year-over-year basis. We will have this dual reporting approach throughout 2018 as required by the Financial Accounting Standards Board.

With that said, I will now hand the call over to Gideon.

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

Gideon

Thank you Richard and welcome everyone. Our third quarter revenue came in line with our expectations, demonstrating strong royalty revenue recovery and solid execution in licensing. Total revenue was $21.4 million of which licensing and related revenue was $9.8 million and royalty revenue was $11.6 million. Royalty revenue reflected strength across the board, with a step up in contribution from the wide deployment of our advanced DSP technologies within a recently launched flagship smartphone, and the continued growth of shipments in the non-handset category as new and existing customers roll out new products into the market.

The strength of our technology portfolio led to another quarter of sustained licensing revenue with 13 agreements executed across multiple end markets including two in the strategic ADAS space. China in particular showed good dynamics with 9 agreements out of the 13 deals concluded in the quarter with vibrant Chinese semiconductor companies targeting a variety of IoT devices for consumer and industrial applications. According to recent analysis from research firm IC Insights, China-based fabless IC firms are expected to account for 19% of the global total of pure-play foundry sales in 2018, up from about 9% in 2016 and from about 13% last year. We are experiencing in particular, strong demand for our Wi-Fi, Bluetooth and cellular products as wireless IP expertise is scarce in China and a “must have” for IoT products.

Let me take the next few minutes to provide you with foresight on the licensing landscape elaborating in particular on the wireless space. The opportunities and customer engagements we have experienced, are authentic indicators of product trends and the precursor for new royalty revenue streams.

According to the latest Ericsson Mobility report, short range connected devices are expected to increase from 6 billion in 2017 to 17 billion in 2023 and long range IoT from 0.6 billion to 2.4 billion, a total installed base of 20 billion by 2023. Short-range IoT devices are primarily smart home and office products using Bluetooth, Wi-Fi and the like. Long range IoT includes devices that connect to the internet via cellular IoT standard such as NB-IoT.

CEVA is a prime supplier of wireless connectivity technologies for IoT. Our offering is comprehensive, vertically integrated and include both short range and cellular technologies. We are benefiting currently from the proliferation of new consumer-oriented wirelessly connected products like headphones, smart watches, smart speakers and a range of wirelessly connected home appliances and home entertainment devices. The scope of short

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

range wireless connectivity extends beyond consumer and peer to peer communication to indoor navigation, asset tracking and control which almost doubles the total addressable market. With our NB-IoT solution, our market reach extends to emerging verticals such as automotive, smart cities and industrial, driven by national initiatives like Industry 4.0 and China MIC2025. To foster the NB-IoT opportunity and development, we launched recently our second generation full solution, the Dragonfly NB2. Dragonfly NB2 complies with the latest 3GPP standard, release 14 and is software upgradable to 5G. It incorporates in one platform all different disciplines required for NB-IoT solution, including our latest CEVA-X1 DSP, hardware acceleration blocks, GPS, protocol stack software and RF IP. The Dragonfly NB2 platform reduces dramatically the entry barriers for companies looking to get into the cellular IoT space, enabling them to focus on their excellence rather than develop cellular competencies which are very difficult.

As for 5G, the scale of activities of operators in equipment deployment and launches of service significantly expedited in the last few months, indicating a meaningful transition pace, similar to how 4G was.

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The FCC published recently a 5G action plan with the mission to place the U.S. at the forefront of developing and deploying 5G technologies. Dubbed as 5G FAST plan, it contains policies to streamline spectrum and infrastructure build out, the key hurdles for fast deployment.

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In its recent earning call, Nokia CEO said that they see excellent order intake, reflecting growing market demand which implied a 30% growth in backlog compared to the beginning of the year and mentioned that AT&T selected Nokia as one of their 5G suppliers. He also commented that the deployment of the cost efficient ReefShark chips, enabled by our DSP platform, will pave the way for higher operating margins for Nokia Networks.

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ZTE, using our technology, achieved successful test results from the third phase of national testing. The third phase is seen as the last step before ZTE can proceed with its 5G commercialization plans. The China Ministry of industry and Information Technology (MIIT) commented that 5G devices will be ready for commercial use in China in 2019.

As we stated in prior calls, CEVA is in a unique position to capitalize on 5G both at the base station RAN and within the devices. 5G revolutionizes the network architecture and designs. It requires much denser base stations with as many as four to eight times more cell towers

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

per square kilometer in comparison to 4G. On the device side, 5G enables new usage models in cars, manufacturing, health and more. We are experiencing a solid licensing pipeline composed of both incumbents that did not use our technologies for LTE and newcomers that can make use of cellular technologies to reduce time to market.

In summary, the third quarter financial results and business execution reflect a healthy demand for our products and successful production ramps by our customers. We continue to expand our design wins and pipeline capitalizing on the rapid proliferation of wirelessly connected IoT devices, in particular in China. These wins are across multiple verticals and pose high volume-based royalty opportunities. Together with our 5G end-to-end offering, we are a one stop shop for any newcomer or incumbent for wireless technologies.

Our sensing and AI technologies for computer vision and voice are complementary to our wireless technologies and provide us with increased content and cross sale opportunities. On royalties, we returned to sequential growth due to the successful launch of the latest smartphone product line from a prominent OEM and the sustained growth in shipments within our non-handset baseband product lines.

With that said, let me turn the call over to Yaniv to discuss our financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the third quarter of 2018.

-	Revenue for the third quarter based on ASC 606 was $21.4 million. The revenue breakdown is as follows:

o	Licensing and related revenue was $9.8 million, reflecting 46% of total revenues, 30% lower as compared to the third quarter of 2017’s all-time record high.

o

Royalty revenue was $11.6 million, reflecting 54% of total revenues, a decrease of 8% on a YoY basis compared to $12.6 million for third quarter actual shipments that were “reported” in the fourth quarter of 2017 following the revenue rules under ASC 606.

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Quarterly gross margin was 91% on a U.S. GAAP and 92% on a non-GAAP basis. Non-GAAP quarterly gross margin excluded approximately $155,000 of equity-based compensation expenses and $78,000 of the impact of the amortization of acquired intangibles of our investment in NB-IoT technologies.

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

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Total operating expenses for the quarter were below our guidance at $17.3 million, due to lower SG&A costs associated with marketing activities and comp related provisions. OPEX included an aggregate equity-based compensation expense of approximately $2.3 million, and $0.2 million for the amortization of acquired intangibles of RivieraWaves. Total operating expenses for the third quarter, excluding equity-based compensation expenses and amortization of intangibles, were $14.7 million, also below our guidance.

-	U.S. GAAP net income and diluted EPS for the third quarter were $2.5 million and 11 cents, respectively.

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Non-GAAP net income and diluted EPS for the third quarter of 2018 were $5.2 million and 23 cents, respectively. Those figures exclude equity-based compensation expenses, net of taxes, of $2.5 million, and the impact of the amortization of acquired intangibles of RivieraWaves and our investment in NB-IoT technologies, of $0.3 million.

Q3 2018 financial results under ASC 605 for a direct comparison to our Q3 2017 financial results:

•	Total revenue was $17.5 million.

•	U.S. GAAP loss and loss per share for the quarter were ($0.9) million and (4) cents, respectively.

•	Non-GAAP net income and diluted EPS for the third quarter of 2018 were $1.8 million and 8 cents, respectively.

Other related data:

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Shipped units by CEVA licensees during the third quarter of 2018 were approximately 263 million, up 19% sequentially and down 8% from Q3 2017 actual shipments reported in the fourth quarter of 2017. Of the approximately 263 million units shipped, 165 million units, or 63%, were for handset baseband chips, reflecting a 24% sequential increase and a 19% decline on year-over-year basis.

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In non-baseband, volume shipments reached another record 98 million units, up 11% sequentially and up 22% YoY based on ASC 605, as Bluetooth shipments continued to be strong and broke another record with 83 million units shipped.

As for the balance sheet items:

As of September 30, 2018, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $167 million. We continued our active buyback plan, repurchasing approximately 216,000 shares during the quarter for

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

approximately $6.3 million. During the second quarter, our Board of Directors approved the expansion of the existing buyback plan and as of September 30th, we have a total of 484,000 shares of common stock available for repurchase.

Last, our “adjusted to ASC 606” DSO for the third quarter of 2018 continue to be low, at 41 days, from the prior quarter low level of 48 days.

During the third quarter, we generated $0.3 million of net cash from operations; depreciation was $0.7 million and purchase of fixed assets was $0.7 million. At the end of September 2018, our headcount was 329 people, of which 266 were engineers.

Now for the guidance for the rest of year:

On royalties, as we forecasted earlier and with even slightly better results, we managed to record an impressive 56% sequential growth in the third quarter, and believe that the fourth quarter royalty revenue is estimated to be similar to slightly better.

On licensing and related revenue, we continue to experience healthy demand for our products and will keep the same past quarterly target as we demonstrated over the last two years.

Specifically for the fourth quarter of 2018:

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Gross margin is expected to be similar to the third quarter, with approximately 91% on GAAP and 92% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles of our investment in NB-IoT technologies.

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Overall OPEX is expected to be lower than the third quarter level and lower than the first two quarters of the year, and is anticipated to be in the range of $16.4 million to $17.4 million. Of our anticipated total operating expenses for the fourth quarter, $2.4 million is expected to be attributable to equity-based compensation expenses and $0.2 million to the amortization of acquired intangibles. Non-GAAP OPEX is also expected to be lower than prior quarters’ levels, in the range of $13.8 million – $14.8 million.

-	Net interest income is expected to be approximately $0.8 million.

-	Tax rate for the fourth quarter is expected to be 17% on GAAP basis and 11% on non-GAAP basis.

-	Share count for the fourth quarter of 2018 is expected to be similar to the third quarter numbers.

CEVA, Inc. :: Q3 2018 Financial Results Conference Call – Prepared Remarks :: Nov 8, 2018

Operator: You can now open the Q&A session:

Wrap Up: Richard

Thank you for joining us today and for your continued interest in and support of CEVA. We will be attending the following upcoming events and invite you to meet with us there:

•	Benchmark Discovery one-on-one Conference in Chicago on November 29th

•	Barclays Global TMT Conference in San Francisco on December 5th

Please visit the investor section of our website for further information on these events and other events we will be attending.

Thank you and goodbye